CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the references to our firm included in or made a part of this Post-Effective Amendment to the Northern Lights Variable Trust’s Registration Statement for the Chariot Absolute Return Currency Portfolio on Form N-1A.

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

January 7, 2009